SECURITY AGREEMENT

THIS SECURITY AGREEMENT (the "Agreement") is entered into as of April 25, 2007 (the "Effective Date") by and between SciClone Pharmaceuticals, Inc., a Delaware corporation having a principal place of business at 901 Mariners Island Boulevard, Suite 205, San Mateo, California 94404 ("Buyer"), and Resistys, Inc., a Delaware corporation having a principal place of business at having its principal place of business at 2121 Avenue of the Stars, Suite 2550, Los Angeles, California 90067 ("Seller").

RECITALS

WHEREAS, Buyer and Seller are parties to that certain Assignment and Purchase Agreement of even date herewith (the "Assignment Agreement") by and among Buyer, Seller, Avantogen Limited (formerly, Australian Cancer Technology Limited), an Australian corporation ("Avantogen"), and Avantogen Oncology, Inc., a Nevada corporation ("AOI"), pursuant to which Buyer will purchase from Seller, Avantogen and AOI the RP101 Assets (as that term is defined in the Assignment Agreement).

WHEREAS, pursuant to Section 4.5 of the Assignment Agreement, Buyer has agreed to secure its obligation to make certain payments to Seller by granting a security interest in the RP101 Assets to Seller, on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the agreements of the parties hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Buyer and Seller hereby agree as follows:

1. Defined Terms. The following capitalized terms shall have the meanings ascribed to them below:

a. "Chattel Paper" shall have the meaning ascribed thereto in the Code.

b. "Code" shall mean the Uniform Commercial Code as from time to time in effect in the State of Delaware.

c. "Collateral" shall have the meaning set forth in section 2 hereof.

d. "Contract" shall have the meaning ascribed thereto in the Code.

e. "Event of Default" shall mean the failure by Buyer to make (a) a Milestone Payment within thirty (30) days of such payment becoming due and payable as required by Section 4.4(b) of the Assignment Agreement, or (b) a Net Sales Payment within sixty (60) days of after the close of the applicable quarter as required by Section 4.4(c) of the Assignment Agreement.

f. "Instrument" shall have the meaning ascribed thereto in the Code.

g. "Obligations" shall mean the Buyer's obligations to make (a) the Milestone Payments pursuant to Sections 4.2 and 4.4 of the Assignment Agreement, and (b) the Net Sales Payments pursuant to Sections 4.3 and 4.4 of the Assignment Agreement, subject to Section 4 below.

Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Assignment Agreement.

2. Grant of Security Interest. To secure Buyer's prompt, punctual, and faithful performance in making Milestone Payments and Net Sales Payments pursuant to the Assignment Agreement, Buyer hereby grants to Seller a security interest in the RP101 Assets as received from Seller on the Effective Date, which shall include, for the avoidance of doubt, that certain License Agreement dated August 30, 2004 among Seller, Avantogen Limited and RESprotect GmbH, as such agreement may be amended from time to time on and after the Effective Date (the "Collateral"), which Collateral shall not be deemed to include any other property, assets or rights of Buyer or any third parties; provided, however, that the grant of the foregoing security interest shall not extend to, and the term "Collateral" shall not include, any Contract, Instrument or Chattel Paper in which Buyer has any right, title or interest if and to the extent such Contract, Instrument or Chattel Paper includes a provision containing a restriction on assignment such that the creation of a security interest in the right, title or interest of Buyer therein would be prohibited and would, in and of itself, cause or result in a default thereunder enabling another person party to such Contract, Instrument or Chattel Paper to enforce any remedy with respect thereto; provided further that the foregoing exclusion shall not apply if (a) such prohibition has been waived or such other person has otherwise consented to the creation hereunder of a security interest in such Contract, Instrument or Chattel Paper or (b) such prohibition would be rendered ineffective pursuant to Sections 9-407(a) or 9-408(a) of the UCC, as applicable and as then in effect in any relevant jurisdiction, or any other applicable law (including the Bankruptcy Code) or principles of equity; provided further that immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and Buyer shall be deemed to have granted a security interest in, all its rights, title and interests in and to such Contract, Instrument or Chattel Paper as if such provision had never been in effect; and provided further that the foregoing exclusion shall in no way be construed so as to limit, impair or otherwise affect Seller's security interest in and to all rights, title and interests of the Collateral in or to any payment obligations or other rights to receive monies due or to become due under any such Contract, Instrument or Chattel Paper and in any such monies and other proceeds of such Contract, Instrument or Chattel Paper.

3. Remedies. If an Event of Default shall occur and be continuing, Seller may exercise, in addition to all other rights and remedies granted to it this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the Code. Without limiting the generality of the foregoing, Seller, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon Buyer or any other person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do

any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker's board or office of Seller or elsewhere upon such terms and conditions as they may deem advisable and at such prices as they may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Seller shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in Buyer, which right or equity is hereby waived or released. Buyer further agrees, at Seller's request, to assemble the Collateral and make it available to Seller at places that Seller shall reasonably select, whether at Buyer's premises or elsewhere. Seller shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of Seller hereunder, including, without limitation, reasonable attorney's fees and disbursements, to the payment in whole or in part of the Obligations, in such order as Seller may elect, and only after such application and after the payment by Seller of any other amount required by any provision of law, need Seller account for the surplus, if any, to Buyer. To the extent permitted by applicable law, Buyer waives all claims, damages and demands it may acquire against Seller arising out of the exercise by Seller of any of their rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition. Buyer shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Obligations and the reasonable fees and disbursements of any attorneys employed by Seller to collect such deficiency.

4. Term of Agreement. This Agreement and the security interest in the Collateral granted by Buyer to Seller hereunder shall terminate upon the expiration of the Additional Payment Term as provided in Section 4.4(i) of the Assignment Agreement, provided that if Buyer earlier exercises its Buyout Right with respect to the Net Sales Payments pursuant to Section 7.8 of the Assignment Agreement, the Net Sales Payments shall no longer be included as an Obligation hereunder. Promptly following any such termination, the Seller on their behalf will join in executing any termination statements and other filings with respect to any financing statement executed and filed pursuant to this Agreement or required for evidencing termination of this Agreement or Seller's security interest in the Collateral and file any such termination statements or other filings with the appropriate agencies.

5. Notices. All notices, requests, demands and other communications provided for hereunder shall be as provided under Section 9.6 of the Assignment Agreement.

6. Governing Law. This Agreement shall be deemed to have been made in the State of California and its form, execution, validity, construction and effect shall be governed and construed in accordance with the laws of the State of California, without giving effect to the principles of conflicts of law thereof.

7. Jurisdiction. The parties consent to the exclusive jurisdiction of the state and federal courts within the state of California with respect to any dispute arising out of this Agreement.

8. Headings. All section headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

9. Entire Agreement. This Agreement and the Assignment Agreement are intended to define the full extent of the legally enforceable undertakings and representations of the parties hereto, and no promise or representation, written or oral, which is not set forth explicitly in such agreements is intended by either party to be legally binding. Each of the parties acknowledge that in deciding to enter into this Agreement and to consummate the transaction contemplated hereby none of them has relied upon any statements or representations, written or oral, other than those explicitly set forth herein.

10. Amendment. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by the parties hereto that specifically refers to this Agreement.

11. Assignment. This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the parties hereto, their respective successors and permitted assigns. Unless consent in writing is first obtained from the other parties hereto, this Agreement and the rights granted hereunder shall not be assignable by any party hereto, and any attempted assignment without such consent shall be void. Notwithstanding the foregoing, Buyer may transfer or assign its rights and obligations under this Agreement to (a) an Affiliate, or (b) a successor to all or substantially all of its business or assets relating to this Agreement whether by sale, merger, consolidation, acquisition, transfer, operation of law or otherwise, provided that such Affiliate or successor agrees to be bound by the terms of this Agreement.

12. Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original as against any party whose signature appears thereon but both of which together shall constitute one and the same instrument. A facsimile transmission of the signed Agreement shall be legal and binding on both parties.

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IN WITNESS WHEREOF, the parties, through their authorized officers, have duly executed this Agreement as of the date first written above.

SELLER:	**BUYER:**
RESISTYS, INC.	SCICLONE PHARMACEUTICALS, INC.
By: ________________________	By: ________________________
Name: ________________________	Name: ________________________
Title: ________________________	Title: ________________________